                                                         EXHIBIT 11.1



                           Forstmann & Company, Inc.
                       Computation of Per Share Earnings


                                            Thirteen    Thirty-Nine
                                          Weeks Ended   Weeks Ended
                                         July 31, 1994  July 31, 1994
                                         -------------  -------------

Income applicable to common shareholders    $2,391,000  $6,424,000
                                            ==========  ==========

Average common shares and common
  share equivalents outstanding:

    Average common shares outstanding        5,588,766   5,587,479

    Add average common share equivalents
      - options to purchase common
      shares, net                               68,942      68,573
                                            ----------  ----------

Average common shares and common share
  equivalents outstanding                    5,657,708   5,656,052
                                            ==========  ==========

Income per common share and common
  share equivalent                                 .42        1.14
                                            ==========  ==========




NOTE: The information provided in this exhibit is presented in accordance with Regulation S-K, Item 601(b) (11), while income per common share on the Company's condensed statements of operations and retained earnings (deficit) is presented in accordance with Accounting Principles Board
       (APB) Opinion No. 15. This information is not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 as dilution is less than 3%.